Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-230399) of Quanterix Corporation,

(2)

Registration Statement (Form S-8 No. 333-223771) pertaining to the 2007 Stock Option and Grant Plan, as amended, the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan; and

(3)	Registration Statement (Form S-8 No. 333-23133) pertaining to the 2017 Employee Stock Purchase Plan, and 2017 Employee, Director and Consultant Equity Incentive Plan;

of our report dated March 13, 2020, with respect to the consolidated financial statements of Quanterix Corporation, included in this Annual Report (Form 10-K) of Quanterix Corporation for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 13, 2020